EXHIBIT 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 24, 2007, March 5, 2008 and February 19, 2009, with respect to the financial statements of Brigadier Capital LP and Brigadier Capital Master Fund, Ltd. included in the proxy statement/prospectus of Alesco Financial Inc. that is made a part of the Registration Statement (Form S-4) of Alesco Financial Inc. for the registration of 4,628,151 shares of its common stock.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

June 1, 2009